Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: (410) 269-2610

Stacey.Jurchison@PharmAthene.com

PHARMATHENE REPORTS YEAR-END 2013

FINANCIAL AND OPERATIONAL RESULTS

ANNAPOLIS, MD – March 11, 2014 – PharmAthene, Inc. (NYSE MKT: PIP), a biodefense company developing medical countermeasures against biological and chemical threats, today reported its financial and operational results for the year ended December 31, 2013.

“We remain focused on advancing our core biodefense programs, including addressing the SparVax® clinical hold which is our top priority,” said Eric I. Richman, President and Chief Executive Officer. “We have a clear path forward based on comments from the U.S. Food and Drug Administration (FDA), which includes manufacturing a new clinical lot for use in the proposed study. At the same time, we are looking forward to a decision from the Delaware Chancery Court in the next several months regarding our ongoing litigation with SIGA Technologies.”

Linda L. Chang, Senior Vice President and Chief Financial Officer, commented, “Aside from one-time merger transaction costs in 2013, our cash usage continues to be manageable. We will continue to deploy our resources efficiently while we work to secure additional U.S. government funding and await the outcome of the SIGA litigation.”

Year-End 2013 Financial Results

Revenue

For the year ended December 31, 2013, PharmAthene recognized revenue of $17.9 million, compared to $25.2 million in 2012. Revenue in 2013 and 2012 was derived from development contracts with the U.S. government for development of the Company’s biodefense product candidates. The reduction in revenue in 2013 reflects decreased development activity in the SparVax® anthrax vaccine program as a result of two FDA clinical holds imposed in August 2012 and December 2013, along with a temporary suspension of work as a result of the partial federal government shutdown, which occurred October 1st through October 16th, 2013. Consequently, revenue for the SparVax® program was lower in 2013 than in previous years.

Operating Expenses

Research and development expenses in 2013 were $15.3 million, compared to $19.5 million in 2012. Research and development expenses in 2013 declined primarily as a result of decreased activity in the SparVax® anthrax vaccine program. In addition, the Company received a vendor lawsuit settlement of $0.5 million, which was recorded as a reduction in research and development expenses. The reduction in costs for SparVax® were partially offset by increased costs for the bioscavenger program.

Expenses associated with general and administrative functions were $13.3 million in 2013, compared to $11.6 million in 2012. The increase in general and administrative costs was due to approximately $3.3 million in merger transaction costs associated with the proposed merger with Theraclone Sciences, Inc., which was terminated in December 2013.

Other Income

For the year ended December 31, 2013, PharmAthene recorded other expense of $0.8 million compared to other income of $1.5 million in 2012. During 2012, PharmAthene substantially liquidated PharmAthene Canada, Inc., and realized the $1.2 million gain from the cumulative translation adjustment in the current period earnings.

Net Loss

For the year ended December 31, 2013, PharmAthene's net loss was $11.7 million, or $0.23 per share, compared to a net loss of $4.9 million, or $0.10 per share, for the year ended December 31, 2012. The increase in net loss is due to an increase in the loss from operations of $4.5 million, discussed above. PharmAthene also realized a $2.4 million decrease in other income for 2013 compared to 2012. The 2012 income included a gain of $1.2 million associated with the cumulative translation adjustment recorded to earnings for the substantial liquidation of PharmAthene Canada, Inc. There was also a $1.0 million change in the re-measurement of the fair value of the derivative instruments from 2012 to 2013.

Cash and Accounts Receivable

As of December 31, 2013, the Company had cash and cash equivalents totaling approximately $10.5 million, compared to $12.7 million as of December 31, 2012. U.S. government billed and unbilled accounts receivable totaled approximately $3.6 million at December 31, 2013 compared to $6.5 million at December 31, 2012. The decrease in receivables is related to a reduction in product development activity during 2013. The sum total of cash and cash equivalents and U.S. government accounts receivable at December 31, 2013 was approximately $14.1 million, compared to $19.2 million at December 31, 2012.

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Conference Call and Webcast Information

PharmAthene management will be hosting a conference call to discuss the Company’s year-end 2013 financial and operational results. The call is scheduled to begin at 4:30 p.m. Eastern Time on Tuesday, March 11, 2014 and is expected to last approximately 30 minutes. The dial-in number within the United States is 866-318-8616. The dial-in number for international callers is 617-399-5135. The participant passcode is 64114055.

A replay of the conference call will be available beginning at approximately 8:30 p.m. Eastern Time on March 11, 2014 until approximately 11:59 p.m. Eastern Time on April 11, 2014. The dial-in number to access the replay from within the United States is 888-286-8010. For international callers, the dial-in number is 617-801-6888. The participant passcode is 76960661.

The conference call will also be webcast and can be accessed from the Company’s website at www.PharmAthene.com. A link to the webcast may be found under the Investor Relations section of the website.

About PharmAthene

PharmAthene is a leading biodefense company engaged in the development and commercialization of next generation medical countermeasures against biological and chemical threats. PharmAthene's current biodefense portfolio includes the following product candidates:

•	SparVax® - a next generation recombinant protective antigen (rPA) anthrax vaccine
•	rBChE bioscavenger - a medical countermeasure for nerve agent poisoning by organophosphorous compounds, including nerve gases and pesticides
•	Valortim® - a fully human monoclonal antibody for the prevention and treatment of anthrax infection

In addition, in May 2013, the Delaware Supreme Court issued its ruling on the appeal in our litigation with SIGA Technologies, affirming the Court of Chancery’s finding that SIGA was liable for breach of contract, reversing its finding of promissory estoppel, and remanding the case back to the Court of Chancery to reconsider the appropriate remedy and award of attorney's fees and expert witness costs in light of the Supreme Court’s opinion. For more information about PharmAthene, please visit www.PharmAthene.com.

Forward-Looking Statement Disclaimer

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “will”; "potential"; "believe"; "anticipate"; “look forward”; "intend"; "plan"; "expect"; "estimate"; "could"; "may"; "should"; or similar statements are forward-looking statements. Such statements include, but are not limited to those referring to the outcome of the SIGA litigation and our ability to deploy our resources. PharmAthene disclaims any intent or obligation to update these forward-looking statements. Risks and uncertainties include, among others, risks associated with the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the company's product candidates; unexpected funding delays and/or reductions or elimination of U.S. government funding for one or more of the company's development programs; awards of government contracts to our competitors; unforeseen safety issues; unexpected determinations that these product candidates prove not to be effective and/or capable of being marketed as products; as well as risks detailed from time to time in PharmAthene's Form 10-K and quarterly reports on Form 10-Q under the caption "Risk Factors" and in its other reports filed with the U.S. Securities and Exchange Commission. In particular, there is significant uncertainty regarding the level and timing of sales of Arestvyr™ and whether and when it will be approved by the U.S. FDA and corresponding health agencies around the world. PharmAthene cannot predict with certainty if or when SIGA will begin recognizing profit on the sale thereof and there can be no assurance that any profits received by SIGA will be significant. In its May 2013 decision, the Delaware Supreme Court reversed the remedy ordered by the Delaware Court of Chancery and remanded the issue of a remedy back to the trial court for reconsideration in light of the Delaware Supreme Court’s opinion. As a result, there can be no assurance that the Delaware Chancery Court will issue a remedy that provides PharmAthene with a financial interest in Arestvyr™ and related products or any remedy. In addition, significant additional research work, non-clinical animal studies, clinical trials, and manufacturing development work remains to be done with respect to PharmAthene’s product candidates. At this point, there can be no assurance that any of these product candidates will be shown to be safe and effective and approved by regulatory authorities for use in humans. Copies of PharmAthene's public disclosure filings are available from its investor relations department and its website under the investor relations tab at www.pharmathene.com.

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PHARMATHENE, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012

ASSETS
Current assets:
Cash and cash equivalents	$10,480,979	$12,701,517
Accounts receivable (billed)	1,427,113	2,432,641
Unbilled accounts receivable	2,199,525	4,114,442
Prepaid expenses and other current assets	231,491	547,245
Total current assets	14,339,108	19,795,845

Property and equipment, net	386,068	483,976
Other long-term assets and deferred costs	65,660	113,130
Goodwill	2,348,453	2,348,453
Total assets	$17,139,289	$22,741,404

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,128,172	$1,697,280
Accrued expenses and other liabilities	3,182,687	2,328,877
Deferred revenue	341,723	1,381,755
Short-term debt	1,091,740	1,330,507
Current portion of derivative instruments	51,663	-
Current portion of long-term debt	999,996	749,997
Total current liabilities	6,795,981	7,488,416

Other long-term liabilities	588,745	579,427
Long-term debt, less current portion	730,279	1,704,108
Derivative instruments, less current portion	1,688,572	1,295,613
Total liabilities	9,803,577	11,067,564

Stockholders' equity:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 52,304,246 and 48,352,651 shares issued and outstanding at December 31, 2013 and 2012, respectively	5,230	4,835
Additional paid-in-capital	217,877,117	210,495,905
Accumulated other comprehensive loss	(218,710)	(217,328)
Accumulated deficit	(210,327,925)	(198,609,572)
Total stockholders' equity	7,335,712	11,673,840
Total liabilities and stockholders' equity	$17,139,289	$22,741,404

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PHARMATHENE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2013	2012	2011

Contract Revenue	$17,912,607	$25,175,887	$24,266,274

Operating expenses:
Research and development	15,290,142	19,509,629	21,219,853
General and administrative	13,279,186	11,628,732	14,311,079
Depreciation	182,487	303,916	461,073
Total operating expenses	28,751,815	31,442,277	35,992,005

Loss from operations	$(10,839,208)	$(6,266,390)	$(11,725,731)
Other income (expense):
Interest income	2,575	17,808	16,660
Interest expense	(369,281)	(342,561)	(54,573)
Gain on the sale of assets held for sale	-	-	781,760
Realization of cumulative translation adjustment	-	1,227,656	-
Change in fair value of derivative instruments	(444,622)	591,039	7,144,983
Other income (expense)	(6,071)	47,862	39,328
Total other income (expense)	(817,399)	1,541,804	7,928,158

Net loss before provision for income taxes	(11,656,607)	(4,724,586)	(3,797,573)
Provision for income taxes	(61,746)	(195,529)	-
Net Loss	$(11,718,353)	$(4,920,115)	$(3,797,573)

Basic and diluted net loss per share	$(0.23)	$(0.10)	$(0.08)
Weighted average shares used in calculation of basic and diluted net loss per share	50,659,116	48,323,067	47,331,763

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